Exhibit 3.56

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State of Delaware
Secretary of State
Division of Corporations
Delivered 12:40 PM 03/18/2011
FILED 11:24 AM 03/18/2011
SRV 110314925 - 4953389 FILE

CERTIFICATE OF FORMATION
OF
EQUIPOWER RESOURCES HOLDCO, LLC

This Certificate of Formation of EquiPower Resources Holdco, LLC (the "LLC"), dated as of March 18, 2011, is being duly executed and filed by George Lofaso, as an Authorized Person, to form a limited liability company under § 18-201 of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.).

FIRST: The name of the limited liability company formed hereby is EquiPower Resources Holdco, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date hereof.

/s/ George Lofaso
George Lofaso
Authorized Person